EXHIBIT 5.5
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                           WHITEFORD, TAYLOR & PRESTON
                                     L.L.P.

                             SEVEN SAINT PAUL STREET
                         BALTIMORE, MARYLAND 21202-1626
                                  410 347-8700
                                FAX 410 347-9478
                                 www.wtplaw.com


210 West Pennsylvania Avenue
Towson, Maryland 21204-4515
Telephone 410 832-2000
Fax 410 832-2015
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20 Columbia Corporate Center
10420 Little Patuxent Parkway
Columbia, Maryland 21044-3528
Telephone 410 884-0700
Fax 410 884-0719

1025 Connecticut Avenue, NW
Washington, D.C. 20036-5405
Telephone  202 659-6800
Fax 202 331-0573
     -----

1317 King Street
Alexandria, Virginia 22314-2928
telephone 703 836-5742
Fax 703 836-0265


                                                July 16, 2002

Williams Scotsman, Inc.
8211 Town Center Drive
Baltimore, Maryland 21236

         Re:      WILLIAMS SCOTSMAN, INC.  - REGISTRATION ON FORM S4
                  --------------------------------------------------

Ladies and Gentlemen:

         In connection with the above-captioned Registration Statement on Form S-4 (the "Registration Statement") filed by Williams Scotsman, Inc., a Maryland corporation (the "Company"), the subsidiaries of the Company named therein as guarantors (collectively, the "Guarantors") and Willscot Equipment, LLC, a Delaware limited liability company (the "Subordinated Guarantor"), with the Securities and Exchange Commission on April 18, 2002 and amended on June 10, 2002 and July 16, 2002, under the Securities Act of 1933, as amended (the "Act"), and the rules and regulations under the Act, we have been requested to render our opinion as to certain aspects of the securities being registered under the Registration Statement. The Registration Statement relates to the registration under the Act of the Company's $150,000,000 aggregate principal amount of 97/8% Senior Notes due 2007 (the "Exchange Notes") and the guarantees of the Exchange Notes by the Guarantors and the Subordinated Guarantor (the "Guarantees"). Capitalized terms used and not otherwise defined in this opinion have the respective meanings given them in the Registration Statement.

         We have acted as special counsel to the Company. As counsel in the capacity indicated above, we have examined, among other things, the following:

                  1. The following "Opinion Documents": the Registration Statement; the Indenture, including as exhibits thereto the forms of Exchange Note and the related Guarantees, included as Exhibit 4.1 to the Registration Statement; and the Registration Rights Agreement included as Exhibit 4.2 to the Registration Statement;

                  2. Copies of the (a) Articles of Incorporation of Company, as certified by the Maryland State Department of Assessments and Taxation; and (b) By-Laws of

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WHITEFORD, TAYLOR & PRESTON L.L.P.

Williams Scotsman, Inc.
July 16, 2002
Page 2


Company, as amended to date, as certified by the appropriate officer of the Company (the "Governing Documents");

                  3. Records of the corporate proceedings of the Company, relating to the Opinion Documents, as certified by the appropriate officer of the Company; and

                  4. Such other documents, records and legal matters as we have deemed necessary or relevant for purposes of the opinions hereinafter expressed.

In all such examinations, we have assumed the genuineness of all signatures, the authenticity of documents submitted to us as originals, the conformity to the originals of all documents submitted to us as certified, conformed, or photostatic copies and the legal capacity of all individuals who have executed any of the aforesaid documents. We have also assumed that there are no oral or written modifications or amendments to the Opinion Documents, and there has been no waiver of any of the provisions thereof, by action or conduct of the parties or otherwise.

         We have been furnished with and, with your consent, have relied upon, a certificate of an officer of the Company with respect to certain factual matters.

         Based upon and subject to the foregoing, we are of the opinion that:

         1. The Company is duly incorporated and validly existing under the laws of its jurisdiction of incorporation.

         2. The Company has the necessary corporate power and authority to execute, deliver and perform its obligations under each of the Opinion Documents to which it is a party.

         3. Each of the Opinion Documents has been duly and validly authorized, executed and delivered by the Company.

         4. The Company has taken all necessary action to authorize the Opinion Documents and the transactions contemplated thereby as the sole member of the Subordinated Guarantor.

         5. The execution and delivery by the Company of each Opinion Document to which it is a party and the performance by the Company of its obligations thereunder (a) have been authorized by all necessary action, (b) do not violate or result in a breach

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WHITEFORD, TAYLOR & PRESTON L.L.P.

Williams Scotsman, Inc.
July 16, 2002
Page 3


of or default under the Company's Governing Documents, and (c) do not violate the laws of the state of the Company's incorporation, Maryland.

         The opinions set forth above are subject to the following further limitations and qualifications:

                  A.       We express no opinion as to the applicability of
Section 548 of the Bankruptcy Code (and similar state laws relating to fraudulent transfers and obligations or similar corporate laws relating to distributions or dividends) to the obligations of the Company under the Opinion Documents to which it is a party.

                  B. We are opining herein only with respect to the laws of the State of Maryland. As to matters involved in the opinions set forth herein governed by the laws of states other than Maryland, we have assumed that insofar as the substantive laws of any other state may be applicable to any opinions herein, such laws are identical to the substance of laws of the State of Maryland applied by us herein. We assume no obligation to supplement this opinion if any applicable laws change after the date hereof or if we become aware of any facts that might change the opinions expressed herein after the date hereof.

         The opinions expressed herein are rendered to you as of the date hereof and with respect to such laws in effect as of the date hereof, and we assume no obligation to supplement this opinion in the event of any change in applicable law or in the facts upon which any of the opinions herein are based. The opinions expressed in this letter are limited to the matters set forth in this letter, and no other opinions should be inferred beyond the matters expressly stated.

         The opinions expressed in this letter are solely for your use and benefit, and the use of your counsel, Paul, Weiss, Rifkind, Wharton & Garrison, and may not be relied on by any other person without our prior written approval. This opinion cannot be quoted or referred to without the prior written consent of the undersigned, except in a list of closing documents with respect to the transactions covered hereby or in the Opinion Documents, or as may be required by any court or governmental or regulatory authority.


                                        Very truly yours,

                                        WHITEFORD, TAYLOR & PRESTON L.L.P.


                                        /s/ Whiteford, Taylor & Preston L.L.P.
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                                        Whiteford, Taylor & Preston L.L.P.